Exhibit 10.12
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is made effective as of January 1, 2006, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Gerald J. Kitchen (“Consultant”).
     WHEREAS, Consultant is currently employed by the Company as Executive Vice President, General Counsel and Chief Administrative Officer and intends to retire from employment with the Company on December 31, 2005; and
     WHEREAS, Consultant possesses extensive knowledge and experience concerning the Company’s business and legal affairs; and
     WHEREAS, the Company desires to retain Consultant to be available to render certain consulting services after he retires from employment with the Company under the terms and conditions of this Agreement; and
     WHEREAS, Consultant agrees to be available to render certain consulting services for the Company under the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Term of Agreement. The term of this Agreement shall be for a period of twelve (12) months commencing January 1, 2006 and ending December 31, 2006, subject, however, to prior termination as provided in Section 10 of this Agreement.

     2. Services. Consultant will be available to render general consulting services as reasonably requested by the Board of Directors of the Company (the “Board”) or the Company’s Chief Executive Officer during the term of this Agreement which may include, without limitation, assisting in the transition of certain work responsibilities that Consultant previously performed or managed as an employee and officer of the Company, and consulting and advising with respect to legal and strategic issues and projects, including acquisitions and electric power contracts and the Company’s development and growth of its Icelandic operations. Consultant will render the consulting services for the Company on an “as needed” basis during the term of this Agreement, and Consultant will make himself reasonably available during the term of this Agreement to meet with authorized representatives of the Company at mutually convenient times as requested by the Chairman of the Board or the Company’s Chief Executive Officer for the purposes of, among other things, providing information and assistance on transition issues and reporting on the status of Consultant’s consulting activities for the Company; provided, however, Consultant will not be obligated to spend more than nine hundred (900) hours rendering consulting services to the Company during the 12-month term of this Agreement. Consultant will keep a written record of the number of hours spent rendering such consulting services and provide the Company each month with a written summary of the total hours rendered to date. Nothing in this Agreement shall preclude Consultant from performing services for others, either as an employee or an independent contractor, so long as those other services do not interfere with his rendering of requested services under this Agreement or violate any provision of this Agreement.
     3. Best Efforts; Discretion. Consultant agrees to use Consultant’s best efforts in rendering services under this Agreement. Except as provided in this Agreement, Consultant will have sole discretion and responsibility for the selection of procedures, processes, working hours, locations, and other incidents of rendering of services under this Agreement.
     4. Non-Exclusive. Except for the obligations and restrictions expressly contained in this Agreement, nothing contained herein shall prohibit Consultant from rendering consulting services or providing services as an employee for other persons or entities during the term of this Agreement.
     5. Compensation. The Company will compensate Consultant with a monthly retainer at a rate equal to the rate of monthly base salary the Company is paying Consultant at the time he retires from employment with the Company (the “Monthly Fee”). The Monthly Fee for each month during the term hereof shall be payable within five (5) days after the end of that month. The Monthly Fee for each month shall be payable whether or not Consultant shall have been requested to render services in such month.
     6. Expenses. The Company will reimburse Consultant for all business and travel expenses incurred by Consultant in rendering consulting services to the Company, provided Consultant’s business and travel activities are approved in advance by the Chairman of the Board or the Company’s Chief Executive Officer and the reimbursement of such expenses is consistent with the Company’s customary policies and practices that were applicable to Consultant when he was employed by the Company. Prior to such reimbursement, Consultant shall provide the Company with sufficient documentation of such expenditures to satisfy the Company’s expense reimbursement guidelines.
     7. Relationship of Parties. The parties acknowledge and agree that all of the services to be rendered by Consultant under this Agreement will be performed by Consultant as an independent contractor, and not as an employee, agent, partner, or joint venturer of Company. Consultant does not have, nor will Consultant hold himself out as having, any right, power or authority to create any contract or obligation, expressed or implied, on behalf of, in the name of, or binding on the Company unless the Company’s Chief Executive Officer or his designee shall consent thereto in writing. Consultant acknowledges and agrees that Consultant will be a retiree and therefore will not be eligible to participate as an employee in any employee benefit plans or programs of the Company by virtue of this Agreement or the rendering of the services contemplated by this Agreement.
     8. Taxes. The parties acknowledge and agree that Consultant will be solely and completely responsible for any and all taxes due and owing to any governmental entity or agency (federal, state and/or local) on any monies or compensation received by Consultant from the Company under this Agreement. Consultant agrees to timely pay all taxes arising from Consultant’s receipt of compensation under this Agreement, including, but not limited to, any self-employment taxes.

     9. Confidential Information. Except as specifically permitted by this Section 9, and except as required in the course of rendering consulting services to the Company, Consultant will not communicate or divulge to or use for the benefit of himself or any other person, firm, association, or corporation without the prior written consent of the Company, any Confidential Information (as defined herein) owned, or used by the Company or any of its affiliates that may be communicated to, acquired by or learned of by Consultant in the course of, or as a result of, Consultant’s consulting relationship with the Company or any of its affiliates. All Confidential Information relating to the business of the Company or any of its affiliates which Consultant shall use or prepare or come into contact with shall become and remain the sole property of the Company or its affiliates.
     “Confidential Information” means information not generally known about the Company and its affiliates, services and products, whether written or not, including information relating to business acquisitions or sales, contracts, research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists.
     Consultant may disclose Confidential Information to the extent it (i) becomes part of the public domain otherwise than as a result of Consultant’s breach hereof or (ii) is required to be disclosed by law. If Consultant is required by applicable law or regulation or by legal process to disclose any Confidential Information, Consultant will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order.

     Upon request by the Company, Consultant agrees to deliver to the Company at the termination of Consultant’s engagement, or at such other times as the Company may request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) containing Confidential Information that Consultant may then possess or have under his control.
     10. No Competition. During the term of this Agreement, Consultant will not (except in the course of rendering services under this Agreement), directly or indirectly, on his own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any person or entity (other than the Company or its Affiliates (as defined herein):
(a)	engage in the aluminum industry to the extent it materially overlaps with the predominant markets of the Company or its Affiliates (a “Competing Business”);

(b)	directly or indirectly influence or attempt to influence any customer or potential customer (which for purposes of this Agreement, shall mean any person or entity to which the Company or any of its Affiliates marketed (outside of general advertising) its products or services during the six month period prior to any date of determination) to purchase goods, services or products related to a Competing Business from any individual, corporation, partnership, or other entity other than the Company or its Affiliates; or

(c)	employ, attempt to employ or solicit for employment in any position related to the conduct of a Competing Business any individual who is an employee of the Company or any of its Affiliates at such time or was an employee of the Company or any of its Affiliates during the six months prior to any date of determination;
provided that the foregoing will not apply to any investment in publicly traded securities constituting less than ten percent (10%) of the outstanding securities in such class. As used herein, “Affiliates” means any other person or entity controlling or controlled by or under common control with the Company.
     Consultant represents to the Company that he is willing and able to engage in businesses other than a Competing Business and that compliance with the restrictions set forth in this Section 10 are not unduly burdensome to Consultant. Consultant acknowledges and agrees that the restrictions set forth in this Section 10 are reasonable as to time and scope of activity.
     If the provisions of this Section 10 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations or restrictions, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations or restrictions contained therein to be reasonable and enforceable.
     11. Termination. This Agreement shall terminate immediately upon the date Consultant has rendered nine hundred (900) hours of consulting services to the Company, dies or incurs a permanent disability, whichever date occurs first. “Permanent disability” shall mean a physical or mental incapacity that is likely to prevent Consultant from rendering further consulting services to the Company. If this Agreement terminates before December 31, 2006 because Consultant has rendered nine hundred (900) hours of consulting services to the Company, died or incurred a permanent disability, Consultant will be paid as soon as reasonably practicable in a single lump sum additional compensation determined on a prorated basis calculated by multiplying the sum of the Monthly Fee for twelve months times a fraction the numerator of which is the number of hours of service rendered by Consultant hereunder at the time of termination and the denominator of which is nine hundred (900), reduced to no less than zero by the amount of compensation previously paid Consultant pursuant to Section 5 of this Agreement. In the event of Consultant’s death, any such additional compensation shall be paid to his surviving spouse or, if none, to his estate.
     12. Additional Remedies. Consultant recognizes that irreparable injury will result to the Company and to its business and properties in the event of any breach by Consultant of the confidentiality provisions of Section 9 and that Consultant’s continued retention is predicated on the covenants made by him pursuant to such Section. In the event of any breach by Consultant of his obligations under said provisions, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain any such breach by Consultant or by any person or persons acting for or with Consultant in any capacity whatsoever and other equitable relief.
     13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties and their respective legal representatives,

successors and assigns. Neither this Agreement nor any of the rights hereunder shall be assignable by Consultant.
     14. Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of California. Each of the Company and Consultant consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement.
     15. Headings. The section headings used in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or in any way affect the interpretation of this Agreement.
     16. Severability. If any provision of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement.
     17. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended orally, but only by the mutual agreement of the parties in writing, specifically referencing this Agreement.
     18. Counterparts. This Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same Agreement.
CENTURY ALUMINUM COMPANY

/s/ Craig A. Davis	/s/ Gerald J. Kitchen

By: Craig A. Davis	Gerald J. Kitchen

Title: Chairman and Chief Executive Officer Dated:
Dated:

9